Exhibit 2.1

AMENDED AND RESTATED PLAN OF CONVERSION AND STOCK ISSUANCE

OF

COMMUNITY MUTUAL SAVINGS BANK

WHITE PLAINS, NEW YORK

As adopted by the Board of Trustees on January 25, 2007

i

1. INTRODUCTION

For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2.

The Board of Trustees of the Bank has unanimously adopted this Plan of Conversion and Stock Issuance pursuant to which the Bank will reorganize into a stock holding company structure (the “Conversion”). Immediately prior to the Conversion, the Bank will convert from a New York State mutual savings bank to a federal mutual savings bank (the “Charter Conversion”). Converting to a federal charter will allow the Bank to take advantage of federal preemption of state law regulating the Bank’s activities and result in the Bank being subject to regulation by a single primary federal regulator, the Office of Thrift Supervision (the “OTS”).

As part of the Conversion and in accordance with this Plan, a stock holding company known as CMS Bancorp, Inc. (the “Holding Company”) has been formed. Upon completion of the Conversion, the Bank will be a wholly-owned subsidiary of the Holding Company. The Plan also provides that non-transferable subscription rights to purchase the common stock of the Holding Company (the “Holding Company Common Stock”) shall be granted to certain deposit account holders of the Bank pursuant to the Plan and in accordance with the regulations of the OTS.

The Conversion and the Offerings will enable the Bank to: (1) support future lending and operational growth, including branching activities and acquisitions of other financial institutions or financial services companies; (2) increase its ability to render services to the communities it serves; (3) compete more effectively with commercial banks and other financial institutions for new business opportunities; and (4) increase its equity capital base and access the capital markets when needed.

In furtherance of the Bank’s commitment to its community, the Plan provides for the establishment of a charitable foundation (the “Foundation”) as part of the Conversion and Offerings. The Foundation is intended to complement the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local community to share in the growth and profitability of the Holding Company and the Bank over the long term. The Holding Company intends to donate to the Foundation immediately following the Offerings a shares of Holding Company Common Stock and/or cash from the proceeds of the Offerings, provided that the aggregate amount donated to the Foundation must be within the permissible range allowed by OTS regulations.

The Charter Conversion, this Plan, and the establishment and funding of the Foundation are subject to the approval of the OTS. In addition, this Plan and the establishment and funding of the Foundation must be adopted by at least a majority of the total number of outstanding votes eligible to be cast by Voting Depositors at the Special Meeting.

2. DEFINITIONS

As used in this Plan, the terms set forth below have the following meaning:

“Acting In Concert” means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another Person or company (“other party”) shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Trustees of the Bank or by Officers designated by such Board and may be based on any evidence upon which the Board or such designees chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of the Holding Company and the Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

“Actual Purchase Price” means the price per share at which the Holding Company Common Stock is ultimately sold by the Holding Company in the Offerings in accordance with the terms hereof.

“Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Associate,” when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Holding Company, the Bank or a majority-owned subsidiary of the Holding Company or the Bank) of which such Person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Holding Company or the Bank or any of their subsidiaries.

“Bank” means Community Mutual Savings Bank, a New York-chartered savings bank, or Community Mutual Savings Bank, a federally-chartered mutual savings bank, as the context of this Plan requires.

“Bank Common Stock” means the common stock of the Bank, par value $0.01 per share.

“Charter Conversion” means the conversion of the Bank from a New York State-chartered mutual savings bank to a federal mutual savings bank.

“Code” means the Internal Revenue Code of 1986, as amended.

“Community” means Westchester County, New York.

“Community Offering” means the offering for sale by the Holding Company of any shares of Holding Company Common Stock not subscribed for in the Subscription Offering to such residents of the Community as may be selected by the Holding Company and the Bank in their sole discretion and to whom a copy of the Prospectus is delivered by or on behalf of the Holding Company.

“Control,” including the terms “controlling,” “controlled by,” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Deposit Account” means withdrawable or repurchasable shares, investment certificates or deposits or other savings accounts, including money market deposit accounts, negotiable order of withdrawal accounts and demand accounts, held by an account holder of the Bank.

“Depositor” means any person or entity who is the holder of a Deposit Account at the Bank.

“Eligible Account Holder” means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights and establishing subaccount balances in the liquidation account to be established.

“Eligibility Record Date” means the date for determining Eligible Account Holders and is the close of business on March 31, 2005.

“ESOP” means a Tax-Qualified Employee Stock Benefit Plan adopted by the Holding Company or the Bank in connection with the Conversion, the purpose of which shall be to acquire capital stock of the Holding Company.

“Estimated Price Range” means the range of the estimated aggregate pro forma market value of the total number of shares of Holding Company Common Stock to be issued in the Offerings, as determined by the Independent Appraiser in accordance with Section 5 hereof.

“Foundation” means a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code the establishment and funding of which is contemplated by Section 4 herein.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“Holding Company” means CMS Bancorp, Inc., a stock corporation to be organized under the laws of the State of Delaware. Upon completion of the Conversion, the Holding Company shall hold all of the outstanding capital stock of the Stock Bank.

“Holding Company Common Stock” means the common stock of the Holding Company, par value $.01 per share.

“Independent Appraiser” means the independent investment banking or financial consulting firm retained by the Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the Holding Company Common Stock.

“Management Person” means any Officer or director of the Bank or any Affiliate of the Bank and any Person Acting in Concert with such Officer or director.

“Offerings” mean the offering of Holding Company Common Stock to Persons other than the Foundation in the Subscription Offering, the Community Offering and the Syndicated Community Offering or Public Offering.

“Officer” means the chairman of the board of directors of board of trustees, president, chief executive officer, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

“Order Form” means the form(s) to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 12 hereof, to a Participant or other Person by which Holding Company Common Stock may be ordered in the Subscription Offering and Community Offering.

“Other Depositor” means a Voting Depositor who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

“OTS” means the Office of Thrift Supervision or any successor thereto.

“Participant” means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder or Other Depositor.

“Person” means an individual, a corporation, a partnership, an association, a joint stock company, a limited liability company, a limited liability partnership, a trust, an unincorporated organization or a government or any political subdivision thereof.

“Plan” and “Plan of Conversion” mean this Plan of Conversion and Stock Issuance as adopted by the Board of Trustees of the Bank and any amendment hereto approved as provided herein.

“Prospectus” means the one or more documents to be used in offering the Holding Company Common Stock in the Offerings.

“Public Offering” means the public offering of Holding Company Common Stock by or through an Underwriter following or concurrently with the Subscription Offering.

“Qualifying Deposit” means the aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than one hundred dollars ($100), and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than one hundred dollars ($100).

“Conversion” means the conversion of the Bank into the stock form of organization, including the organization of the Holding Company pursuant to this Plan.

“SEC” means the U.S. Securities and Exchange Commission.

“Special Meeting” means the Special Meeting of Depositors of the Bank called for the purpose of soliciting the Depositors’ approval of this Plan, the Charter Conversion and the funding of the Foundation, including any adjournments of such meeting.

“Stock Bank” means the federally-chartered stock savings bank resulting from the conversion of the Bank to stock form pursuant to this Plan.

“Subscription Offering” means the offering of the Holding Company Common Stock to Participants.

“Subscription Rights” mean nontransferable rights to subscribe for Holding Company Common Stock granted to Participants pursuant to the terms of this Plan.

“Supplemental Eligible Account Holder” means any Person, except directors and Officers of the Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

“Supplemental Eligibility Record Date,” if applicable, means the date for determining Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the approval of the Plan by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Plan.

“Syndicated Community Offering” means the offering for sale by a syndicate of broker-dealers to the general public of shares of Holding Company Common Stock not purchased in the Subscription Offering and the Community Offering.

“Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Bank and any Affiliate thereof and which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code as from time to time in effect.

“Underwriter” means any investment banking firm or firms purchasing or distributing the Holding Company Common Stock in a Public Offering, if any.

“Voting Depositor” means a Person who, at the close of business on the Voting Record Date, is entitled to vote as a Depositor of the Bank in accordance with its New York State mutual savings bank charter and bylaws, and after the Charter Conversion, in accordance with its federal mutual savings bank charter and bylaws adopted in connection with the Charter Conversion.

“Voting Record Date” means the date for determining the eligibility of Depositors to vote at the Special Meeting.

3. GENERAL PROCEDURE FOR CONVERSION

A. Steps for Conversion; Effect on Bank

In order to effectuate the Charter Conversion, the Bank will exchange its New York State mutual savings bank charter for that of a federal mutual savings bank. It is intended that the Charter Conversion and the Conversion shall occur consecutively and substantially simultaneously.

Upon the consummation of the Conversion, the Holding Company will purchase from the Bank all of the Bank Common Stock in exchange for the proceeds from the Offerings that are not permitted to be retained by the Holding Company. The legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank. All property of the Bank, including its right, title and interest in all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by the Bank. The Stock Bank will continue to have, succeed to and be responsible for all the rights, liabilities and obligations the Bank had when it was in mutual form and will maintain its headquarters and operations at the Bank’s present locations.

The Board of Trustees of the Bank also intends to take all necessary steps to establish the Foundation and to fund the Foundation in the manner set forth in Section 4 hereof.

B. Effect on Deposit Accounts and Borrowings

On the effective date of the Charter Conversion and the Conversion, each deposit account in the Bank will remain a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner as each deposit account existed in the Bank immediately prior to the Charter Conversion and the Conversion. Upon consummation of the Charter Conversion and the Conversion, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank as they had with the Bank immediately prior to the Charter Conversion and the Conversion.

C. The Stock Bank

Upon completion of the Charter Conversion and the Conversion, the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings associations under federal law and regulations. A copy of the proposed charter and bylaws of the Stock Bank is attached hereto as Exhibit A and made a part of this Plan. The Charter Conversion and the Conversion will not result in any reduction of the amount of retained earnings and general loss reserves will be accounted for by the Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

The initial members of the Board of Directors of the Stock Bank will be the members of the existing Board of Trustees of the Bank. The Stock Bank will be wholly-owned by the Holding Company. The Holding Company will be wholly-owned by its stockholders who will initially consist of the persons who purchase Holding Company Common Stock and the Foundation. Upon the effective date of the Charter Conversion and the Conversion, the voting and membership rights of Depositors will be extinguished.

D. The Holding Company

The Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to savings and loan holding companies and mutual holding companies under federal law and regulations. The initial members of the Board of Directors of the Holding Company will be appointed by the Bank. Thereafter, the voting stockholders of the Holding Company will elect approximately one-third of the Holding Company’s directors annually. A copy of the Certificate of Incorporation and bylaws of the Holding Company is attached hereto as Exhibit B and made a part of this Plan.

E. Regulatory Filings

1. The Bank will cause notice of the adoption of the Plan by the Board of Trustees of the Bank to be given by publication in a newspaper having general circulation in each community in which an office of the Bank is located and will cause copies of the Plan to be made available at each office of the Bank for inspection by Depositors.

2. An application for conversion from a state-chartered mutual institution into a federal mutual savings bank shall be submitted by the Bank to the OTS for approval.

3. An application for conversion of the Bank from a federal mutual savings bank to a federal stock savings bank, including the Plan and all other requisite material (the “Application for Conversion”), shall be submitted to the OTS for approval. The Bank will cause notice of the filing of the Application for Conversion to be given by publication in a newspaper having general circulation in each community in which an office of the Bank is located and will post the notice of the filing for the Application for Conversion in each of its offices.

4. Promptly following receipt of requisite approval of the OTS, this Plan will be submitted to the Voting Depositors for their consideration and approval at the Special Meeting. The Bank shall mail to all Voting Depositors, at their last known address appearing on the records of the Bank, a proxy statement describing the Plan, the Conversion, the Charter Conversion and the establishment and funding of the Foundation, a Prospectus and an Order Form for the purchase of Holding Company Common Stock, subject to the provisions of Section 7 hereof. In addition, all Voting Depositors will receive, or be given the opportunity to request by returning a postage-prepaid card which will be distributed with the proxy statement, letter or other written communication, a copy of the Certificate of Incorporation and bylaws of the Holding Company.

5. Subscription Rights to purchase shares of Holding Company Common Stock will be issued without payment therefor to Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders and Other Members, as set forth in Sections 6, 7, 8 and 9 hereof.

6. The Bank will file preliminary proxy materials with the OTS. Promptly following clearance of such proxy materials and the receipt of any other requisite approval of the OTS, the Bank will mail definitive proxy materials to all Voting Depositors, at their last known address appearing on the records of the Bank, for their consideration and approval of this Plan at the Special Meeting.

7. The Holding Company shall submit a holding company application to the OTS for approval of the acquisition of the Bank. All notices required to be published in connection with such applications shall be published at the times required.

8. The Holding Company shall file a Registration Statement with the SEC to register the Holding Company Common Stock to be issued in the Conversion under the Securities Act of 1933, as amended, and shall register such Holding Company Common Stock under any applicable state securities laws. Upon registration and after the receipt of all required regulatory approvals, the Holding Company Common Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, if any, Other Members, Directors, Officers and Employees and Public Shareholders as of the Voting Record Date. It is anticipated that any shares of Holding Company Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering, a Syndicated Community Offering and/or a Public Offering. The purchase price per share for the Holding Company Common Stock shall be a uniform price determined in accordance with Section 5 hereof and shall be set forth in the Prospectus. The Holding Company shall contribute to the Bank at least fifty percent (50.0%) of the net proceeds received by the Holding Company from the sale of Holding Company Common Stock.

F. Vote Required

This Plan has been approved by at least a two-thirds vote of the Board of Trustees of the Bank. As soon as practicable after the adoption of the Plan by the Board of Trustees of the Bank, the Board of Directors of the Holding Company shall ratify the Plan by at least a two-thirds vote.

The Charter Conversion, this Plan and the establishment and funding of the Foundation are subject to the approval of the OTS. In addition, this Plan and the establishment and funding of the Foundation must be adopted by at least a majority of the total number of outstanding votes eligible to be cast by Voting Depositors at the Special Meeting.

At the Special Meeting, Voting Depositors shall be entitled to cast one vote in person or by proxy for every $100.00, or fraction thereof, of the aggregate withdrawal value of all of his deposit accounts in the Bank as of the Voting Record Date shall be entitled to one vote; provided, however, that no Person shall be eligible to cast more than the lesser of 1,000 votes or the maximum number of votes permitted under the Bank’s charter, bylaws and applicable law.

4. ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION

As part of the Conversion, the Bank intends to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code and to donate to the Foundation a number of shares of Holding Company Common Stock and/or cash from the proceeds of the Offerings, provided that the aggregate amount donated to the Foundation must be within the permissible range allowed by OTS regulations. The Foundation is intended to complement the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local community to share in the growth and profitability of the Holding Company and the Bank over the long term.

The Foundation will be dedicated to the promotion of charitable purposes, including grants or donations to support community development, housing assistance, not-for-profit community groups and other similar organizations or projects. On an annual basis, the Foundation will distribute grants to assist charitable organizations or to fund projects within its local community totaling not less than five percent (5.0%) of the average fair value of the Foundation’s assets each year, less certain expenses. To maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Holding Company Common Stock contributed to it by the Holding Company.

The Board of Directors of the Foundation will be comprised of individuals who are Officers and/or directors of the Holding Company or the Bank. Additionally, for at least five (5) years after the Foundation’s organization, one (1) member of the Foundation’s Board of Directors must be a member of the local community that is not an Officer, director or employee of the Holding Company, the Bank or any of their Affiliates and who has experience with local charitable organizations and grant making. The Board of Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

5. TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF HOLDING COMPANY COMMON STOCK

A. The aggregate price at which shares of Holding Company Common Stock shall be sold in the Offerings shall be based on a pro forma valuation of the aggregate market value of the Holding Company Common Stock prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the Holding Company and the Bank, market, financial and economic conditions, a comparison of the Holding Company and the Bank with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the Holding Company and Bank. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall generally be no more than fifteen percent (15.0%) above the average of the minimum and maximum of such price range and the minimum of which shall generally be no more than fifteen percent (15.0%) below such average. The valuation shall be updated during the pendency of the Conversion as market and financial conditions warrant and as may be required by the OTS.

B. Based upon the independent valuation, the Boards of Trustees of the Bank and the Board of Directors of the Holding Company shall fix the purchase price and the number of shares of Holding Company Common Stock to be offered in the Subscription Offering, Community Offering and/or any Syndicated Community Offering or Public Offering. The Actual Purchase Price per share for the Holding Company Common Stock shall be a uniform price determined in accordance with applicable OTS rules and regulations, but in no case shall the Actual Purchase Price be less than five dollars ($5) or more than fifty dollars ($50). The Actual Purchase Price and the total number of shares of Holding Company Common Stock to be issued in the Offerings shall be determined by the Board of Trustees of the Bank and the Board of Directors of the Holding Company in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Holding Company and the Bank in connection with such Offerings.

C. Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions prior to completion of the Conversion or to fill the order of the Tax-Qualified Employee Stock Benefit Plans, and under such circumstances the Holding Company and the Bank may increase or decrease the total number of shares of Holding Company Common Stock to be issued in the Conversion to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Holding Company Common Stock in the Offerings are less than the minimum or more than fifteen percent (15.0%) above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Offerings due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

6. SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A. Each Eligible Account Holder shall receive, as first priority and without payment, Subscription Rights to purchase up to the greater of (i) $150,000 of Holding Company Common Stock, (ii) one-tenth of one percent (0.01%) of the total offering of shares in the Subscription Offering, or (iii) fifteen (15) times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Common Stock to be sold by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, in each case subject to Sections 11 and 14 hereof.

B. In the event of an oversubscription for shares of Holding Company Common Stock, available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or one hundred (100) shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or one hundred (100) shares shall be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders who are also directors or Officers of the Holding Company or the Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

7. SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY)

A. Tax-Qualified Employee Stock Benefit Plans shall receive, without payment, Subscription Rights to purchase in the aggregate up to ten percent (10.0%) of the Holding Company Common Stock issued in the Offerings and contributed to the Foundation, including any shares of Holding Company Common Stock to be issued as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Conversion. The Subscription Rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Holding Company Common Stock after taking into account the shares of Holding Company Common Stock purchased by Eligible Account Holders; provided, however, that in the event that the total number of shares of Holding Company Common Stock is increased to any amount greater than the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus (“Maximum Shares”), the Tax-Qualified Employee Stock Benefit Plans shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of ten percent (10.0%) of Holding Company Common Stock issued in the Offerings and contributed to the Foundation. If the Tax-Qualified Employee Stock Benefit Plans are not able to or choose not to purchase Holding Company Common Stock in the Offerings, such plans may, with prior OTS approval and appropriate disclosure in the Prospectus, purchase shares of Holding Company Common Stock in the open market, or purchase authorized but unissued Holding Company Common Stock.

B. Shares of Holding Company Common Stock purchased by any individual participant (“Plan Participant”) in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Holding Company Common Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 7 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount. Consistent with applicable laws and regulations and policies and practices of the OTS, the Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirement.

C. The Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be an Associate or Affiliate of or Person Acting in Concert with any Management Person.

8. SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A. In the event that the Eligibility Record Date is more than fifteen (15) months prior to the date of the OTS approval, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $150,000 of Holding Company Common Stock in the Subscription Offering, (ii) one-tenth of one percent (0.01%) of the total offering of shares in the Subscription Offering and (iii) fifteen (15) times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Common Stock to be sold by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Sections 11 and 14 hereof and the availability of shares of Holding Company Common Stock for purchase after taking into account the shares of Holding Company Common Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans.

B. In the event of an oversubscription for shares of Holding Company Common Stock, available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation (including the number of shares, if any, allocated to Eligible Account Holders) equal to the lesser of the number of shares subscribed for or one hundred (100) shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

9. SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS (FOURTH PRIORITY)

A. Each Other Depositor shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $150,000 of Holding Company Common Stock in the Subscription Offering (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) and (ii) one-tenth of one percent (0.01%) of the total offering of shares in the Subscription Offering, subject to Sections 11 and 14 hereof and the availability of shares of Holding Company Common Stock for purchase after taking into account the shares of Holding Company Common Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders.

B. If, pursuant to this Section 9, Other Depositors subscribe for a number of shares of Holding Company Common Stock in excess of the total number of shares of Holding Company Common Stock remaining, available shares shall be allocated among subscribing Other Depositors so as to permit each such Other Depositor, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or one hundred (100) shares. Any remaining available shares shall be allocated among subscribing Other Depositors whose subscriptions remain unsatisfied on a pro rata basis in the same proportion as each such Other Depositor’s subscription bears to the total subscriptions of all such subscribing Other Depositors, provided that no fractional shares shall be issued.

10. COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND OTHER OFFERINGS

A. If less than the total number of shares of Holding Company Common Stock are sold in the Subscription Offering, remaining shares of Holding Company Common Stock may be sold in a Community Offering. Subject to the requirements set forth herein, the manner in which the Holding Company Common Stock is sold in the Community Offering shall have as the objective the achievement of the widest possible distribution of such stock.

B. In the event of a Community Offering, shares of Holding Company Common Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given first to natural persons and trusts of natural persons residing in Westchester County, New York (“Preferred Subscribers”).

C. A Prospectus and Order Form shall be furnished to such Persons as the Holding Company and the Bank may select in connection with the Community Offering, and each order for Holding Company Common Stock in the Community Offering shall be subject to the absolute right of the Holding Company and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each Preferred Subscriber whose order is accepted in an amount equal to the lesser of one hundred (100) shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares shall be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied in the same proportion that the unfilled order bears to the total unfilled orders of all Preferred Subscribers whose accepted orders remain unsatisfied, provided that no fractional shares shall be issued. If there are any shares remaining after all accepted orders by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase in the Community Offering, applying the same allocation described above for Preferred Subscribers.

D. The amount of Holding Company Common Stock that any Person may purchase in the Community Offering shall not exceed $150,000 of Holding Company Common Stock. Orders for Holding Company Common Stock in the Community Offering shall first be filled to a maximum of two percent (2.0%) of the total number of shares of Holding Company Common Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all shares have been allocated, provided no fractional shares shall be issued. The Holding Company and the Bank may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within forty-five (45) days after the completion of the Subscription Offering, unless extended by the Holding Company and the Bank with any required regulatory approval.

E. Subject to such terms, conditions and procedures as may be determined by the Holding Company and the Bank, shares of Holding Company Common Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Holding Company Common Stock in the Syndicated Community Offering shall be subject to the absolute right of the Holding Company and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Holding Company Common Stock that any Person may purchase in the Syndicated Community Offering shall not exceed $150,000 of Holding Company Common Stock. The Holding Company and the Bank may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within forty-five (45) days after the completion of the Subscription Offering, unless extended by the Holding Company and the Bank with any required regulatory approval.

F. The Holding Company and the Bank may sell any shares of Holding Company Common Stock remaining following the Subscription Offering and Community Offering in a Public Offering instead of a Syndicated Community Offering. The provisions of Section 11 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Bank and the Holding Company, subject to any required regulatory approval or consent.

G. If for any reason a Syndicated Community Offering or Public Offering of shares of Holding Company Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of shares of Holding Company Common Stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering or Public Offering, the Holding Company and the Bank shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

11. LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF HOLDING COMPANY COMMON STOCK

The following limitations shall apply to all purchases of Holding Company Common Stock in the Offerings:

A. Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, and in addition to the other restrictions and limitations set forth herein, the maximum amount of Holding Company Common Stock that any Person, together with any Associates, or Persons otherwise Acting in Concert may, directly or indirectly, subscribe for or purchase in the Offerings, shall not exceed $250,000 of Holding Company Common Stock in the Subscription Offering.

B. No Person may purchase fewer than twenty-five (25) shares of Holding Company Common Stock in the Offerings.

C. The aggregate amount of Holding Company Common Stock acquired in the Offerings by all Management Persons and their Associates, exclusive of any Holding Company Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed thirty-five percent (35%) of the outstanding shares of Holding Company Common Stock at the conclusion of the Offerings. In calculating the number of shares held by Management Persons and their Associates under this section or Section 11.D below, shares held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan that are attributable to such persons shall not be counted.

D. For purposes of the foregoing limitations and the determination of Subscription Rights, (i) directors, Officers and employees of the Holding Company, the Bank or their subsidiaries shall not be deemed to be Associates or a group Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 11.A hereof, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

E. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Voting Depositors or resolicitation of subscribers, the Holding Company and the Bank may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed five percent (5%) of the total offering of shares of Holding Company Common Stock in the Offerings whether prior to, during or after the Subscription Offering, Community Offering and/or any Syndicated Community Offering or Public Offering. In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Holding Company and the Bank shall permit any Person who subscribed for the maximum number of shares of Holding Company Common Stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. In the event that any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

F. The Holding Company and the Bank shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 11 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Holding Company Common Stock that they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Holding Company and the Bank and their respective Boards shall be free from any liability to any Person on account of any such action.

12. TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS

A. The Offerings shall be conducted in compliance with 12 C.F.R. Part 563g and, to the extent applicable, Form OC. The Subscription Offering may be commenced concurrently with or at any time after the mailing of the Prospectus. The Subscription Offering may be closed before the Special Meeting; provided, however, that the offer and sale of the Holding Company Common Stock shall be conditioned upon the approval of the Plan by the Voting Depositors at the Special Meeting.

B. The exact timing of the commencement of the Subscription Offering shall be determined by the Holding Company and the Bank in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Conversion. The Holding Company and the Bank may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Holding Company and the Bank shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

C. The Holding Company and the Bank shall, promptly after the SEC has declared the Registration Statement effective and all required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Holding Company Common Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 14 hereof. To the extent permitted by applicable law and regulation, the Holding Company and the Bank may elect to mail a Prospectus and Order Form only to those Participants who request such materials by returning a postage-paid card to the Holding Company and the Bank by a date specified in the letter informing them of their Subscription Rights. Under such circumstances, the Subscription Offering shall not be closed prior to the expiration of thirty (30) days after the mailing by the Holding Company and the Bank of the postage-paid card to Participants.

D. Each Order Form shall contain:

(1) A specified date by which all order forms must be received by the Holding Company, which date shall be not less than 20, nor more than 45 days, as stated in subsection (b) above, following the date on which the order forms are mailed by the Holding Company, and which date will constitute the termination of the Subscription Offering;

(2) The Actual Purchase Price per share for shares of Holding Company Common Stock to be sold in the Offerings;

(3) An explanation of the rights and privileges granted under this Plan to each class of persons granted subscription rights pursuant to this Plan with respect to the purchase of Holding Company Common Stock;

(4) Specifically designated blank spaces for dating and signing the order form;

(5) A description of the minimum and maximum number of shares of Holding Company Common Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Community Offering;

(6) The amount which must be returned with the order form to subscribe for Holding Company Common Stock. Such amount will be equal to the purchase price multiplied by the number of shares of Holding Company Common Stock subscribed for in accordance with the terms of this Plan;

(7) Instructions concerning how to indicate on such order form the extent to which the recipient elects to exercise subscription rights under this Plan, the name or names in which the shares of Holding Company Common Stock subscribed for are to be registered, the address to which certificates representing such shares of Holding Company Common Stock are to be sent and the alternative methods of payment for Holding Company Common Stock which will be permitted;

(8) An acknowledgment that the recipient of the order form has received a final copy of the Prospectus prior to execution of the order form;

(9) A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the executive offices of the Holding Company within the subscription period such properly completed and executed order form, together with the full required payment as specified in the order form for the shares of Holding Company Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authoring on the order form that the Holding Company withdraw said amount from the subscriber’s Deposit Account at the Bank); the subscription rights of Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are nontransferable. A statement that when registering stock purchases on the order form, a recipient should not add the name(s) of Person(s) who do not have subscription rights or who qualify on a lower purchase priority than the receipt to their order form;

(10) Provision for certification to be executed by the recipient of the order form to the effect that, as to any shares of Holding Company Common Stock which the recipient elects to purchase, such recipient is purchasing such shares of Holding Company Common Stock for his own account only and has no present agreement or understanding regarding any subsequent sale or transfer of such shares of Holding Company Common Stock; and

(11) A statement to the effect that the executed order form, once received by the Holding Company at its executive offices, may not be modified or amended by the subscriber without the consent of the Holding Company; notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

E. A single Order Form for all Deposit Accounts maintained with the Bank by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, irrespective of the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively. No Person holding a Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Holding Company Common Stock. Multiple orders are subject to equitable adjustment.

F. The recipient of an Order Form shall have no less than twenty (20) days and no more than forty-five (45) days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Holding Company and the Bank. The Holding Company and the Bank may extend such period by such amount of time as they determine is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Holding Company and the Bank, along with full payment (or authorization for full payment by deposit account withdrawal) for the shares of Holding Company Common Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Holding Company Common Stock. Each Participant shall be required to confirm to the Holding Company and the Bank by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

G. The Holding Company and the Bank shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper and full payment (or authorization of withdrawal for full payment) or, in the Bank’s discretion, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings; or (iv) submitted by a Person whose representations the Holding Company and the Bank believe to be false or who they otherwise believe, either alone, or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event that Order Forms (i) are not delivered by the United States Postal Service, or (ii) are not mailed pursuant to a “no mail” order placed in effect by the Depositor, the Subscription Rights of the Person to whom such rights have been granted will lapse as though such person failed to return the contemplated Order Form within the time period specified thereon. The Holding Company and the Bank may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Holding Company Common Stock by such date as they may specify. The interpretation of the Holding Company and the Bank of the terms and conditions of the Order Forms shall be final and conclusive.

13. PAYMENT FOR HOLDING COMPANY COMMON STOCK

A. Payment for shares of Holding Company Common Stock subscribed for by Participants in the Subscription Offering and payment for shares of Holding Company Common Stock ordered by Persons in the Community Offering shall be equal to the Actual Purchase Price multiplied by the number of shares that are being subscribed for or ordered, respectively. Such payment may be made by check or money order at the time the Order Form is delivered to the Bank. The Bank, in its sole and absolute discretion, may also elect to receive payment for shares of Holding Company Common Stock by wire transfer. In addition, the Holding Company and the Bank may elect to provide Participants and/or other Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Holding Company Common Stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Actual Purchase Price of such shares. Payment may also be made by a Participant using funds held for such Participant’s benefit by a Bank Benefit Plan to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Holding Company Common Stock.

B. Notwithstanding the above, if the Tax-Qualified Employee Stock Benefit Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Holding Company Common Stock subscribed for by such plans at the Actual Purchase Price upon consummation of the Offerings, provided that, in the case of the ESOP, there is in force from the time of its subscription until the consummation of the Offerings, a loan commitment to lend to the ESOP, at such time, the aggregated price of the shares for which it subscribed.

C. If a Participant or other Person authorizes the Bank to withdraw the amount of the Actual Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Actual Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Holding Company Common Stock and is entirely within the discretion of the Holding Company and the Bank.

D. The Bank shall pay interest, at not less than the passbook rate, for all amounts paid by check or money order to purchase shares of Holding Company Common Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion is completed or terminated and all such amounts shall be held in a segregated account at the Bank or, at the discretion of the Holding Company, at another insured depository institution.

E. The Holding Company will not offer or sell any of the Holding Company Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned, directly or indirectly, to the Person by the Bank.

F. Each share of Holding Company Common Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

14. ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES

The Holding Company and the Bank shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Holding Company Common Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which any of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Holding Company Common Stock to such Participants would require any of the Holding Company or the Bank or their respective directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Holding Company Common Stock for sale in such jurisdiction, or any of the Holding Company or the Bank would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Holding Company and the Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

15. VOTING RIGHTS

Upon completion of the Conversion, voting rights with respect to the Bank shall be held and exercised exclusively by the Holding Company as holder of all of the Bank’s outstanding voting capital stock. Voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company Common Stock.

16. TRANSFER OF DEPOSIT ACCOUNTS

At the effective time of the Conversion, each Deposit Account in the Bank shall become, without further action by the holder, a Deposit Account in the Stock Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Holding Company Common Stock), and subject to the same terms and conditions (except as to voting and liquidation rights) as immediately preceding consummation of the Conversion. Holders of Deposit Accounts in the Stock Bank shall not, as such holders, have any voting rights with respect to the Stock Bank.

17. ESTABLISHMENT OF LIQUIDATION ACCOUNT

At the effective time of the Conversion, the Bank shall establish a liquidation account in an amount equal to the Bank’s net worth as of the date of the latest statement of financial condition contained in the Prospectus. The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the Bank who maintain such accounts in the Stock Bank following the Conversion to a priority to distributions in the unlikely event of a liquidation of the Bank subsequent to the Conversion.

The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Stock Bank after the Conversion. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 17 as the “subaccount balance.” Account holders will not retain any voting rights based on their liquidation sub-accounts. All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as set forth below.

In the event of a complete liquidation of the Bank subsequent to the Conversion (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Bank. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Bank is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the liquidation account shall be assumed by the surviving entity.

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders, if any. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

If the aggregate deposit balance in the Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder, if any, at the close of business on any September 30 annual closing date, commencing on or after the effective date of the Conversion, is less than the lesser of (a) the aggregate deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates or (b) the aggregate deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, if any, the subaccount balance for such Deposit Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account(s). The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the Account Holder ceases to maintain a Deposit Account at the Bank that has the same social security number as appeared on his Deposit Account(s) at the Eligibility Record Date or, if applicable, the Supplemental Eligibility Record Date.

Subsequent to the Conversion, the Bank may not pay cash dividends generally on deposit accounts and/or capital stock of the Bank, or repurchase any of the capital stock of the Bank, if such dividend or repurchase would reduce the Bank’s regulatory capital below the aggregate amount of the then current subaccount balances for Deposit Accounts then held; otherwise, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Bank.

For purposes of this Section 17, a Deposit Account includes a predecessor or successor account that is held by a Depositor with the same social security number.

18. REQUIREMENTS FOLLOWING CONVERSION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING

In connection with the Conversion, the Holding Company shall register the Holding Company Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Holding Company Common Stock, and (ii) list the Holding Company Common Stock on a national or regional securities exchange or to have quotations for such stock disseminated on the Nasdaq Stock Market.

19. DIRECTORS AND OFFICERS OF THE BANK

Each person serving as a director or Officer of the Bank at the effective time of the Conversion shall continue to serve as a director or Officer of the Bank for the balance of the term for which the person was elected prior to the Conversion, and until a successor is elected and qualified.

20. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three (3) years following the Conversion, the directors and Officers of the Holding Company and the Bank and their Associates may not purchase, without the prior written approval of the OTS, Holding Company Common Stock except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction and involving more than one percent (1.0%) of the outstanding Holding Company Common Stock, and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of shareholder approval of such plan) even if such Holding Company Common Stock may be attributable to individual Officers or directors and their Associates. The foregoing restriction on purchases of Holding Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

21. RESTRICTIONS ON TRANSFER OF STOCK

All shares of Holding Company Common Stock which are purchased by Persons other than directors and Officers of the Holding Company or the Bank shall be transferable without restriction. Shares of Holding Company Common Stock purchased by directors and Officers of the Holding Company or the Bank on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser. The shares of Holding Company Common Stock issued by the Holding Company to such directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

“The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be transferred during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.”

In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock. The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

22. RESTRICTIONS ON VOTING HOLDING COMPANY COMMON STOCK

The charter of the Holding Company shall provide that in no event shall any record owner of any outstanding shares of Holding Company Common Stock who beneficially owns in excess of ten percent (10.0%) of such outstanding shares shall be entitled or permitted to any vote in respect to any shares held in excess of ten percent (10.0%). In addition, the charter and bylaws of the Holding Company will include provisions that eliminate cumulative voting for the election of directors and prohibit persons other than the Board of Directors of the Holding Company from calling special meetings of the stockholders of the Holding Company.

23. ADOPTION OF FEDERAL STOCK CHARTER AND BYLAWS

As part of the Conversion, the Bank shall take all appropriate steps to adopt a federal stock charter and bylaws to authorize the issuance of capital stock and otherwise to read in a form consistent with a federally chartered stock form savings bank.

24. TAX RULINGS OR OPINIONS

Consummation of the Conversion is conditioned upon prior receipt by the Holding Company and the Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to New York State tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable conversion under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company and the Bank or to Depositors receiving Subscription Rights before or after the Conversion, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

25. STOCK COMPENSATION PLANS

The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans and Non-Tax-Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted stock plans; provided, however, that no stock options shall be granted, and no shares of Holding Company Common Stock shall be purchased, pursuant to any of such plans prior to the earlier of (i) the one-year anniversary of the consummation of the Conversion or (ii) the receipt of shareholder approval of such plans at either an annual or special meeting of shareholders of the Holding Company held no earlier than six (6) months following the Conversion.

The Holding Company and the Bank are authorized to enter into employment or severance agreements with their executive officers.

26. DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK

Following consummation of the Conversion, any repurchases of shares of capital stock by the Holding Company will be made in accordance with then applicable laws and regulations.

The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required for the liquidation account. Any dividend declared or paid on, or repurchase of, the Bank’s capital stock also shall be in compliance with applicable laws and regulations.

27. PAYMENT OF FEES TO BROKERS

The Bank may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Holding Company Common Stock in the Offerings.

28. EXPENSES

The Holding Company and the Bank may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion, including in connection with the Offerings. All fees and expenses incurred in connection with the Conversion and the Offerings must be reasonable, in accordance with OTS regulations.

29. EFFECTIVE DATE

The effective date of the Conversion shall be the date of the closing of the issuance of the shares of Holding Company Common Stock in the Offerings. The closing of the issuance of shares of Holding Company Common Stock in the Offerings shall not occur until all requisite regulatory and Voting Depositor approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Holding Company Common Stock have been received.

30. AMENDMENT OR TERMINATION OF THE PLAN

If deemed necessary or desirable by the Board of Directors of the Bank, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from Depositors to vote on the Plan and at any time thereafter with the concurrence of the OTS. Any amendment to this Plan made after approval by the Depositors with the concurrence of the OTS shall not necessitate further approval by the Depositors unless otherwise required by the OTS. This Plan shall terminate if the sale of all shares of Holding Company Common Stock is not completed within twenty-four (24) months from the date of the Special Meeting. Prior to the earlier of the Special Meeting, this Plan may be terminated by the Board of Trustees of the Bank without approval of the OTS; after the Special Meeting, the Board of Trustees of the Bank may terminate this Plan only with the approval of the OTS.

31. INTERPRETATION OF THE PLAN

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Holding Company and the Board of Trustees of the Bank shall be final, subject to the authority of the OTS.

32. SEVERABILITY

If any term, provision, covenant or restriction contained in this Plan is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Plan shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

33. MISCELLANEOUS

This Plan is to be governed by and construed in accordance with the laws of the United States. None of the cover page, the table of contents, or the section headings are to be considered a part of this Plan, but are included solely for convenience of reference and shall in no way define, limit, extend, or describe the scope or intent of any of the provisions hereof. Words in the singular include the plural, and words in the plural include the singular. Except for such rights as are set forth herein for Depositors, this Plan shall create no rights in any Person.